File No. 70-10186


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               AMENDMENT NO. 4 (POST-EFFECTIVE AMENDMENT NO. 1) TO
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                      under
                 The Public Utility Holding Company Act of 1935


                              THE SOUTHERN COMPANY
                           270 Peachtree Street, N.W.
                             Atlanta, Georgia 30303

       ALABAMA POWER COMPANY              SOUTHERN COMMUNICATIONS SERVICES, INC.
       600 North 18th Street               5555 Glenridge Connector, Suite 500
     Birmingham, Alabama 35291                    Atlanta, Georgia 30342

       GEORGIA POWER COMPANY              SOUTHERN COMPANY CAPITAL FUNDING, INC.
 241 Ralph McGill Boulevard, N.E.               1403 Foulk Road, Suite 102
      Atlanta, Georgia 30308                    Wilmington, Delaware 19803

        GULF POWER COMPANY                SOUTHERN COMPANY ENERGY SOLUTIONS LLC
         One Energy Place                    241 Ralph McGill Boulevard, N.E.
     Pensacola, Florida 32520                     Atlanta, Georgia 30308

     MISSISSIPPI POWER COMPANY               SOUTHERN COMPANY SERVICES, INC.
     2992 West Beach Boulevard                   270 Peachtree Street N.W
    Gulfport, Mississippi 39501                   Atlanta, Georgia 30302

SAVANNAH ELECTRIC AND POWER COMPANY     SOUTHERN NUCLEAR OPERATING COMPANY, INC.
        600 East Bay Street                   40 Inverness Center Parkway
      Savannah, Georgia 31401                  Birmingham, Alabama 35242

      SOUTHERN POWER COMPANY               SOUTHERN ELECTRIC GENERATING COMPANY
       600 North 18th Street                      600 North 18th Street
     Birmingham, Alabama 35291                  Birmingham, Alabama 35291


               (Name of company or companies filing this statement
                  and addresses of principal executive offices)


                              THE SOUTHERN COMPANY


             (Name of top registered holding company parent of each
                             applicant or declarant)

                            Tommy Chisholm, Secretary
                              The Southern Company
                           270 Peachtree Street, N.W.
                             Atlanta, Georgia 30303


   William E. Zales, Jr., Vice President             Tommy Chisholm, Secretary
          and Corporate Secretary              Southern Communications Services, Inc.
           Alabama Power Company                     270 Peachtree Street N.W.
           600 North 18th Street                       Atlanta, Georgia 30302
         Birmingham, Alabama 35291

   Janice G. Wolfe, Corporate Secretary            Daniel P. McCollom, Secretary
           Georgia Power Company               Southern Company Capital Funding, Inc.
     241 Ralph McGill Boulevard, N.E.                1403 Foulk Road, Suite 102
          Atlanta, Georgia 30308                     Wilmington, Delaware 19803

Susan N. Ritenour, Secretary and Treasurer           Tommy Chisholm, Secretary
            Gulf Power Company                 Southern Company Energy Solutions LLC
             One Energy Place                        270 Peachtree Street N.W.
         Pensacola, Florida 32520                      Atlanta, Georgia 30302

   Vicki L. Pierce, Corporate Secretary     Tommy Chisholm, Vice President and Secretary
         Mississippi Power Company                Southern Company Services, Inc.
         2992 West Beach Boulevard                   270 Peachtree Street N.W.
        Gulfport, Mississippi 39501                    Atlanta, Georgia 30302

Nancy E. Frankenhauser, Corporate Secretary   Sherry A. Mitchell, Corporate Secretary
    Savannah Electric and Power Company       Southern Nuclear Operating Company, Inc.
            600 East Bay Street                     40 Inverness Center Parkway
          Savannah, Georgia 31401                    Birmingham, Alabama 35242

    Tommy Chisholm, Corporate Secretary      William E. Zales, Jr., Corporate Secretary
          Southern Power Company                Southern Electric Generating Company
         270 Peachtree Street N.W.                     600 North 18th Street
          Atlanta, Georgia 30302                     Birmingham, Alabama 35291


                   (Names and addresses of agents for service)

          The Commission is requested to mail signed copies of all orders, notices and communications to:

          Thomas A. Fanning                           Melissa K. Caen, Esq.
      Executive Vice President,                        Troutman Sanders LLP
Chief Financial Officer and Treasurer               600 Peachtree Street, N.E.
        The Southern Company                                Suite 5200
     270 Peachtree Street, N.W.                    Atlanta, Georgia 30308-2216
       Atlanta, Georgia 30303

         The Application in the foregoing file is amended to include the information below.

Item 1.

         The following text should be inserted at the end of the second paragraph of Section 1.4 of Item 1:

         6. The applicant-declarants request authority to enter into transactions to manage interest rate, credit and equity price risk with regard to the issuance of securities.

         The following text should be inserted at the end of Section 1.7 of Item 1:

         6. Financing Risk Management Devices

         (i) Interest Rate Hedges. To the extent not exempt under Rule 52, the applicant-declarants request authorization to enter into interest rate hedging transactions with respect to existing indebtedness ("Interest Rate Hedges"), subject to certain limitations and restrictions, in order to reduce or manage interest rate cost or risk. Interest Rate Hedges would only be entered into with counterparties ("Approved Counterparties") whose senior debt ratings, or whose parent companies' senior debt ratings, as published by S&P, are equal to or greater than BBB, or an equivalent ratings from Moody's or Fitch Investor Service. In no case will the notional principal amount of any Interest Rate Hedge exceed the face value of the underlying debt instrument and related interest rate exposure. Because transactions will be entered into for a fixed or determinable period, the applicant-declarants will not engage in speculative transactions. Interest Rate Hedges will involve the use of financial instruments and derivatives commonly used in today's capital markets, such as interest rate swaps, options, caps, collars, floors and structured notes (i.e., a debt instrument in which the principal and/or interest payments are indirectly linked to the value of an underlying asset or index), or transactions involving the purchase or sale, including short sales, of U.S. Treasury obligations. The


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

transactions would be for fixed periods and stated notional amounts. Fees, commissions and other amounts payable to the counterparty or exchange (excluding, however, the settlements arising from the financial instruments and derivatives, such as swap or option settlements) in connection with an Interest Rate Hedge will not exceed those generally obtainable in competitive markets for parties of comparable credit quality.

         (ii) Anticipatory Hedges. To the extent not exempt under Rule 52, the applicant-declarants request authorization to enter into interest rate hedging transactions with respect to anticipated debt offerings ("Anticipatory Hedges"), subject to certain restrictions and limitations. Such Anticipatory Hedges would only be entered into with Approved Counterparties and would be utilized to fix and/or limit the interest rate risk associated with any new issuance through (i) a forward sale of exchange-traded U.S. Treasury futures contracts, U.S Treasury obligations and/or a forward swap (each a "Forward Sale"); (ii) the purchase of put options on U.S. Treasury obligations (a "Put Options Purchase"); (iii) a Put Options Purchase in combination with the sale of call options on U.S. Treasury obligations (a "Zero Cost Collar"); (iv) transactions involving the purchase or sale, including short sales, of U.S. Treasury obligations; or (v) some combination of a Forward Sale, Put Options Purchase, Zero Cost Collar and/or other derivative or cash transactions, including, but not limited to, structured notes, options, caps and collars, appropriate for Anticipatory Hedges. Anticipatory Hedges may be executed on-exchange ("On-Exchange Trades") with brokers through the opening of futures and/or options positions traded on the Chicago Board of Trade or the Chicago Mercantile Exchange, the opening of over-the-counter positions with one or more counterparties ("Off-Exchange


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

Trades") or a combination of On-Exchange Trades and Off-Exchange Trades.

         Each applicant-declarant will determine the optimal structure of each Anticipatory Hedge transaction at the time of execution. An applicant-declarant may decide to lock in interest rates and/or limit its exposure to interest rate increases. Each applicant-declarant represents that each Interest Rate Hedge and Anticipatory Hedge will be treated for accounting purposes under generally accepted accounting principles. Each applicant-declarant will comply with Statement of Financial Accounting Standards ("SFAS") 133 ("Accounting for Derivative Instruments and Hedging Activities"), SFAS 138 ("Accounting for Certain Derivative Instruments and Certain Hedging Activities") or other standards relating to accounting for derivative transactions as are adopted and implemented by the Financial Accounting Standards Board.

Item 3.

         Item 3 is amended and restated to read as follows:

         The applicant-declarants consider that Sections 6(a), 7, 9(a), 10, 12(b), 12(c) and 12(f) of the Act and Rules 42, 45, 53 and 54 thereunder are applicable to the proposed transactions. Any notes issued by SCS to evidence borrowings by it as described herein and Interest Rate Hedges and Anticipatory Hedges entered into by the Retail Operating Companies and SEGCO may be exempt pursuant to Rule 52 under the Act. Other transactions by SCS referred to herein will be in the routine course of its business and not subject to Commission approval. Southern considers that the proposed issuance and sale of Common Stock under the Plans are subject to the provisions of Sections 6(a) and 7 of the Act and Rules 53 and 54 thereunder. Southern considers that any purchases of Common Stock by the Employing Companies pursuant to the ESOP prior to contributing such stock to the trust established pursuant to the ESOP are subject to the provisions of Sections 9(a) and 10 of the Act. The proposed transactions will be carried out in accordance with the procedure specified in Rule 23 and pursuant


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

to an order of the Commission with respect thereto.

         Rule 53 Analysis. The proposed transactions are subject to Rule 53, which provides that, in determining whether to approve the issue or sale of a security for purposes of financing the acquisition of an "exempt wholesale generator" ("EWG") or "foreign utility company" ("FUCO"), as those terms are defined in sections 32 and 33, respectively, of the Act, the Commission shall not make certain adverse findings if the conditions set forth in Rule 53(a)(1) through (a)(4) are met, and are not otherwise made inapplicable by reason of the existence of any of the circumstances described in Rule 53(b).

         Southern currently meets all of the conditions of Rule 53(a). At September 30, 2004, Southern's "aggregate investment," as defined in Rule 53(a)(1), in EWGs and FUCOs was approximately $265 million, or about 4.78% of Southern's "consolidated retained earnings," also as defined in Rule 53(a)(1), as of September 30, 2004 ($5.540 billion).1

         With respect to Rule 53(a)(1), however, the Commission has determined that Southern's financing of investments in EWGs and FUCOs in an amount greater than the amount that would otherwise be allowed by Rule 53(a)(1) would not have either of the adverse effects set forth in Rule 53(c). See The Southern Company, Holding Company Act Release No. 26501, dated April 1, 1996 (the "Rule 53(c) Order"); and Holding Company Act Release No. 26646, dated January 15, 1997 (order denying request for reconsideration and motion to stay). The Rule 53(c)

------------------

1 Although Southern owns all of the equity in four indirect subsidiaries (EPZ Lease, Inc., Dutch Gas Lease, Inc., GAMOG Lease, Inc. and NUON Lease, Inc.), Southern has no direct or indirect investment or any aggregate investment within the meaning of Rule 53 in these FUCOs, including any direct or indirect guarantees or credit positions related to any capital or financing leases. (See Southern's application on Form U-1, File No. 70-9727, for further information.) Southern has executed limited keep-well commitments whereby Southern would be required to make capital contributions to SE Finance Capital Corp. II, SE Finance Capital Corp. or SE Finance Company, Inc. in the event of a shortfall in the scheduled debt service resulting from certain changes in the payments due from Southern under the Southern Company Income Tax Allocation Agreement. The maximum potential capital contribution required under these commitments is the unamortized balance of the related loans, which totaled approximately $410 million as of September 30, 2004.


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

Order allows Southern to invest 100% of its consolidated retained earnings in EWGs and FUCOs.

         In addition, Southern has complied and will continue to comply with the record-keeping requirements of Rule 53(a)(2), the limitation under Rule 53(a)(3) on the use of operating company personnel to render services to EWGs and FUCOs and the requirements of Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail rate regulatory commissions. Further, none of the circumstances described in Rule 53(b) has occurred. Finally, Rule 53(c) is, by its terms, inapplicable since the requirements of paragraphs 53(a) and 53(b) are satisfied.

Item 5.

         Item 5 is restated as follows:

         The applicant-declarants hereby request that the Commission's order be issued as soon as the rules allow. The applicant-declarants hereby waive a recommended decision by a hearing officer or other responsible officer of the Commission, consent that the Division of Investment Management may assist in the preparation of the Commission's decision and/or order in this matter, unless such Division opposes the transactions proposed herein, and request that there be no 30-day waiting period between the issuance of the Commission's order and the date on which it is to become effective.

Item 6.

Item 6(b) is amended as follows:

         (b) Financial Statements.

                  Consolidated balance sheet, consolidated statements of capitalization, stockholders' equity and comprehensive income of Southern at September 30, 2004. (Designated in Southern's Form 10-Q for the quarter ended September 30, 2004, File No. 1-3526.)

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

                  Statements of income and cash flows of Southern for the quarter ended September 30, 2004. (Designated in Southern's Form 10-Q for the quarter ended September 30, 2004, File No. 1-3526.)

                  Balance sheet of Alabama Power Company at September 30, 2004. (Designated in Alabama Power Company's Form 10-Q for the quarter ended September 30, 2004, File No. 1-3164.)

                  Statement of income of Alabama Power Company for the quarter ended September 30, 2004. (Designated in Alabama Power Company's Form 10-Q for the quarter ended September 30, 2004, File No. 1-3164.)

                  Balance sheet of Georgia Power Company at September 30, 2004. (Designated in Georgia Power Company's Form 10-Q for the quarter ended September 30, 2004, File No. 1-6468.)

                  Statement of income of Georgia Power Company for the quarter ended September 30, 2004. (Designated in Georgia Power Company's Form 10-Q for the quarter ended September 30, 2004, File No. 1-6468.)

                  Balance sheet of Gulf Power Company at September 30, 2004. (Designated in Gulf Power Company's Form 10-Q for the quarter ended September 30, 2004, File No. 0-2429.)

                  Statement of income of Gulf Power Company for the quarter ended September 30, 2004. (Designated in Gulf Power Company's Form 10-Q for the quarter ended September 30, 2004, File No. 0-2429.)

                  Balance sheet of Mississippi Power Company at September 30, 2004. (Designated in Mississippi Power Company's Form 10-Q for the quarter ended September 30, 2004, File No. 001-11229.)

                  Statement of income of Mississippi Power Company for the quarter ended September 30, 2004. (Designated in Mississippi Power Company's Form 10-Q for the quarter ended September 30, 2004, File No. 001-11229.)

                  Balance sheet of Savannah Electric and Power Company at September 30, 2004. (Designated in Savannah Electric and Power Company's Form 10-Q for the quarter ended September 30, 2004, File No. 1-5072.)

                  Statement of income of Savannah Electric and Power Company for the quarter ended September 30, 2004. (Designated in Savannah Electric and Power Company's Form 10-Q for the quarter ended September 30, 2004, File No. 1-5072.)

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                  Balance sheet of Southern Power Company at September 30, 2004
                  (Designated in Southern Power Company's Form 10-Q for the quarter ended September 30, 2004, File No. 333-98553.

                  Statement of income of Southern Power Company at September 30, 2004 (Designated in Southern Power Company's Form10-Q for the quarter ended September 30, 2004, File No. 333-98553).

                  Balance sheet of Southern Communications Services, Inc. at December 31, 2003. (Designated in Southern Communications Services, Inc.'s U-13-60 for the year ended December 31, 2003, File No.
                  49-000159.)

                  Statement of income of Southern Communications Services, Inc. for the period ending December 31, 2003. (Designated in Southern Communications Services, Inc.'s U-13-60 for the year ended December 31, 2003, File No. 49-000159.)

                  Balance sheet of Capital Funding at December 31, 2003. (Designated in Southern's U5S for the year ended December 31, 2003, File No. 070-10203.)

                  Statement of income of Capital Funding for the period ending December 31, 2003. (Designated in Southern's U5S for the year ended December 31, 2003, File No. 070-10203.)

                  Balance sheet of Southern Company Energy Solutions LLC at December 31, 2003. (Designated in Southern's U5S for the year ended December 31, 2003, File No. 070-10203.)

                  Statement of income of Southern Company Energy Solutions LLC for the period ending December 31, 2003. (Designated in Southern's U5S for the year ended December 31, 2003, File No. 070-10203.)

                  Balance sheet of SCS at December 31, 2003. (Designated in SCS's U-13-60 for the year ended December 31, 2003, File No. 49-00059.)

                  Statement of income of SCS for the period ending December 31, 2003. (Designated in SCS's U-13-60 for the year ended December 31, 2003, File No. 49-00059.)

                  Balance sheet of Southern Nuclear Operating Company, Inc. at December 31, 2003. (Designated in Southern Nuclear Operating Company, Inc.'s U-13-60 for the year ended December 31, 2003, File No. 49-00099.)

                  Statement of income of Southern Nuclear Operating Company, Inc. for the period ending December 31, 2003. (Designated in Southern Nuclear Operating Company, Inc.'s U-13-60 for the year ended December 31, 2003, File No. 49-00099.)

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                  Balance sheet of Southern Electric Generating Company of
                  December 31, 2003. (Designated in Southern's U5S for the year ended December 31, 2003, File No. 070-10203).

                  Statement of income for Southern Electric Generating Company for the period ending December 31, 2003. (Designated in Southern's U5S for the year ended December 31, 2003, File No. 070-10203).


         Since September 30, 2004, there have been no material adverse changes, not in the ordinary course of business, in the financial condition of the applicant-declarants from that set forth in or contemplated by the foregoing financial statements.

                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2004       THE SOUTHERN COMPANY


                               By: /s/Tommy Chisholm
                                Tommy Chisholm
                                Secretary

                               ALABAMA POWER COMPANY


                               By: /s/Wayne Boston
                                Wayne Boston
                                Assistant Secretary

                               GEORGIA POWER COMPANY


                               By: /s/Wayne Boston
                                Wayne Boston
                                Assistant Secretary


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

                               GULF POWER COMPANY


                               By: /s/Wayne Boston
                                Wayne Boston
                                Assistant Secretary

                               MISSISSIPPI POWER COMPANY


                               By: /s/Wayne Boston
                                Wayne Boston
                                Assistant Secretary

                               SAVANNAH ELECTRIC AND POWER COMPANY


                               By: /s/Wayne Boston
                                Wayne Boston
                                Assistant Secretary

                               SOUTHERN POWER COMPANY


                               By: /s/Wayne Boston
                                Wayne Boston
                                Assistant Secretary

                               SOUTHERN COMMUNICATIONS SERVICES, INC.


                               By: /s/Tommy Chisholm
                                Tommy Chisholm
                                Secretary

                               SOUTHERN COMPANY CAPITAL FUNDING, INC.


                               By: /s/Wayne Boston
                                Wayne Boston
                                Assistant Secretary


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


                               SOUTHERN COMPANY ENERGY SOLUTIONS LLC


                               By: /s/Tommy Chisholm
                                Tommy Chisholm
                                Secretary

                               SOUTHERN COMPANY SERVICES, INC.


                               By: /s/Tommy Chisholm
                                Tommy Chisholm
                                Vice President and Secretary

                               SOUTHERN NUCLEAR OPERATING COMPANY, INC.


                               By: /s/Wayne Boston
                                Wayne Boston
                                Assistant Secretary

                               SOUTHERN ELECTRIC GENERATING COMPANY


                               By: /s/Wayne Boston
                                Wayne Boston
                                Assistant Secretary



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